Filed Pursuant to Rule 433

Registration No. 333-284121-01

$1.6+ billion Santander Drive Auto Receivables Trust (SDART) 2025-2

Joint Bookrunners : Santander (str), BMO, Citi, Mizuho

DE&I Coordinator : Santander

DE&I Co-Managers : Mischler, Cabrera

- Anticipated Capital Structure -

CLS	AMT ($MM)*	WAL	F/M	P-WIN	E-FIN	L-FIN	BENCH	Spread	Yields	Coupon	$PX

A-1	210.16	0.13	F1+/P-1	< Not Offered >
A-2	657.14	0.82	AAA/Aaa	03-18	09/26	06/28	I-CRV +	+60	4.757	4.71	99.99975
A-3	438.10	1.92	AAA/Aaa	18-29	08/27	08/29	I-CRV +	+68	4.723	4.67	99.98701
B	177.21	2.65	AA/Aaa	29-35	02/28	05/31	I-CRV +	+90	4.922	4.87	99.99456
C	181.34	3.13	A/Aa3	35-41	08/28	05/31	I-CRV +	+110	5.118	5.06	99.98786
D	224.61	3.81	BBB/Baa3	41-52	07/29	05/31	I-CRV +	+150	5.538	5.47	99.98250
E	94.78	4.43	BB/NR	< Not Offered >

Expected Pricing : Priced	Offered Amount : $1,678,400,000
Expected Settle : 03/26/25	Registration : SEC-Registered
First Pmt Date : 04/15/2025	ERISA Eligible : Yes
Expected Ratings : Fitch / Moody’s	Pricing Speed : 1.5% ABS to 5% Clean-Up Call
Bloomberg Ticker : SDART 2025-2	Min Denoms : $1k x $1k
Bill & Deliver : Santander

	CUSIP	ISIN
A-2	80287N AB1	US80287N AB10
A-3	80287N AC9	US80287N AC92
B	80287N AD7	US80287N AD75
C	80287N AE5	US80287N AE58
D	80287N AF2	US80287N AF24

- Available Materials -

Preliminary Prospectus (RED) and Free Writing Prospectus (FWP) : Attached

Intexnet Dealname : “stdrsdart_2025-2_mkt_base”; password “K66K”

Deal Roadshow : www.dealroadshow.com; password “SDART2502”

Direct Link https://dealroadshow.com/e/SDART2502

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-375-6829.